Exhibit 99.1

GFI Group Inc. Announces Record First Quarter 2008 Results;

Declares Quarterly Cash Dividend

—	GAAP Revenues: Up 31% to $314.6 Million
—	GAAP Net Income: Up 46% to $36.0 Million or $0.30 per Diluted Share
—	Non-GAAP Net Income: Up 51% to $38.1 Million or $0.32 per Diluted Share
—	Board of Directors Declares Quarterly Cash Dividend of $0.03 per Share

New York,  April 28, 2008 — GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data, trading platform and analytical software provider for global cash and derivative markets, today announced financial results for the first quarter ended March 31, 2008.

Highlights

•	Total revenues for the first quarter of 2008 increased 31% to a record of $314.6 million. In the first quarter of 2007, total revenues were $240.3 million.

•

Brokerage revenues for the first quarter of 2008 rose 28% over the first quarter of 2007, with strong growth in all product categories — credit, financial, equity and commodity, which increased 31%, 16%, 40% and 22%, respectively. Brokerage revenues year over year for the first quarter increased in all geographic regions, with growth particularly strong in Europe and Asia-Pacific, which rose 39% and 60%, respectively, with an increase in North America of 11%.

•	There were 1,048 brokerage personnel at the end of the first quarter of 2008, representing a net increase of 58 brokerage personnel from the first quarter of 2007.

•	Compensation and employee benefits expense was 61.4% of total revenues in the first quarter of 2008 compared with 63.0% in the first quarter of 2007.

•

Non-compensation expense as a percentage of revenues was 20.3% for the first quarter of 2008 compared with 19.8% in first quarter of 2007. On a non-GAAP basis, non-compensation expense as a percentage of revenues was 19.2% in the first quarter of 2008 compared with 19.4% in the first quarter of 2007.

•

Net income for the first quarter of 2008 increased 46% to $36.0 million, or $0.30 per diluted share, compared with $24.7 million, or $0.21 per diluted share, in the first quarter of 2007. On a non-GAAP basis, net income for the first quarter of 2008 rose 51% to $38.1 million, or $0.32 per diluted share, compared with $25.3 million, or $0.21 per diluted share, for the first quarter of 2007. Per share amounts have been adjusted to reflect the Company’s 4-for-1 stock split effective March 31, 2008.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “The first quarter was a record for GFI. GFI performed well in all product areas. Equity markets remained active in the first quarter of 2008, leading to a 40% year-over-year increase in our revenues from equity products following their record growth in the fourth quarter. This was accompanied by a 31% increase in credit product revenues over the first quarter of 2007, which reached a record $111 million, and demonstrated a 52% increase sequentially.  Our European desks made a major contribution to the increases in both product categories, supported by growth from other regions.

“Commodity product revenues increased 22% over the first quarter of 2007.  We saw continued strong growth in dry freight derivatives in Europe and Asia-Pacific and metals in Europe.  This was accompanied by increases in electric power and natural gas products in North America.

“Financial product revenues rose 16% from the first quarter of 2007, with the Asia-Pacific region leading the growth due to increases in emerging market currency and interest rate derivatives.  Recently we have expanded our presence in the Middle East with the addition of our new offices in Dubai and Tel Aviv.

“Our electronic trading initiatives continue to be a focus of management, as we continue to add functionality and scale to our ForexMatch™, CreditMatch® and EnergyMatch® platforms.  Our trading platforms continue to gain traction with increased electronic trading activity year over year.  We remain committed to fostering customer relationships through our hybrid strategy of melding man and machine, as well as introducing electronic trading, STP and analytics wherever possible with a goal of increasing market share and broker productivity.

“Looking forward, we expect our growth to continue in the second quarter of 2008, with brokerage revenues expected to increase between 18% and 23% compared with the second quarter of 2007.  Our forecast takes into account the competitive forces we are confronting for our brokerage personnel amidst the departure of a number of credit product brokers from our New York office”

Mr. Gooch concluded: “Ultimately, we believe that our economic and strategic model is the only viable course for success in our markets over the longer term.  We will continue to execute our plan to provide our brokerage personnel with sophisticated technology to further their success and that of our customers.  We also will remain fully focused on building shareholder value and are pleased to declare a cash dividend of 3 cents a share for the quarter.”

Revenues

For the first quarter of 2008, total revenues increased 31% to $314.6 million compared with $240.3 million in the first quarter of 2007.

Brokerage revenues rose 28% to $298.2 million in the first quarter of 2007 and included a 31% increase in credit products, a 16% increase in financial products, a 40% increase in equity products and a 22% increase in commodity products compared, in each case, with the first quarter of 2007.

Revenues from analytics, trading platform and data products for the first quarter of 2008 more than doubled to $11.3 million from $5.3 million in the same period of 2007 and included two months of revenues from Trayport, acquired by GFI on January 31, 2008, totaling $5.5 million.

By geographic region, first quarter 2008 brokerage revenue growth increased 11% in North America, 39% in Europe and 60% in Asia-Pacific over the first quarter of 2007.

Expenses

For the first quarter of 2008, compensation and employee benefit expense was $193.2 million, or 61.4% of total revenues, compared with $151.5 million, or 63.0% of total revenues in the first quarter of 2007 and $151.0 million, or 61.1% of total revenues, in the fourth quarter of 2007.

Non-compensation expense for the first quarter of 2008 was $63.8 million or 20.3% of total revenues.  This compares with $47.7 million, or 19.8% of total revenues, in the first quarter of 2007 and $61.0 million or 24.7% of total revenues in the fourth quarter of 2007.  On a non-GAAP basis, non-compensation expense for the first quarter of 2008 was 19.2% of total revenues compared with 19.4% in the first quarter of 2007 and 23.5% in the fourth quarter of 2007.

Earnings

On a GAAP basis, net income for the first quarter of 2008 increased 46% to $36.0 million, or $0.30 per diluted share, compared with $24.7 million or $0.21 per diluted share in the first quarter of 2007.  On a non-GAAP basis, net income for the first quarter of 2008 rose 51% to $38.1 million, or $0.32 per diluted share, compared with $25.3 million or $0.21 for the first quarter of 2007.  Per share amounts have been adjusted to reflect the Company’s 4-for-1 stock split effective March 31, 2008.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results. GFI’s presentation of non-GAAP financial measures does include interest charges related to financing of acquisitions when analyzing the operating performance of an acquisition in subsequent periods.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the first quarter of 2008, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $2.1 million and reflected for non-GAAP purposes:

•	The exclusion of $1.2 million of amortization on all acquired intangible assets.

•	The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises scheduled for the second and third quarter of 2008, including:
	—	$0.8 million of duplicate rent expense;
	—	$1.4 million of accelerated depreciation expense related to assets to be abandoned.
•	The effect of adjusting for these items would increase the Company’s income tax expense by $1.3 million.

In the first quarter of 2007, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $0.6 million and reflected for non-GAAP purposes:

•	The exclusion of $1.0 million of amortization on all acquired intangible assets.
•	The effect of adjusting for this item would increase the Company’s income tax expense by $0.4 million.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.03 per share payable on May 15, 2008 to shareholders of record on May 1, 2008.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Tuesday, April 29, 2008 to review its first quarter 2008 financial results and business outlook. Those wishing to listen to the live conference call via telephone should dial 866.356.4281 in North America, passcode 14180147 and +1 617.597.5395 in Europe, same passcode. A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (http://www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,700 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Dubai, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX).  GFI provides services and products to over 2,200 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, GFI ForexMatch™, EnergyMatch®, FENICS®, Starsupply®, Amerex®, and Trayport®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: acquisitions by us of businesses or technologies; economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2008	2007
REVENUES:
Brokerage revenues:
Agency commissions	$239,089	$184,525
Principal transactions	59,094	48,377
Total brokerage revenues	298,183	232,902
Analytics and market data	11,259	5,326
Contract revenue	13	—
Interest income	2,683	2,102
Other income (loss)	2,462	(13)
Total revenues	314,600	240,317

EXPENSES:
Compensation and employee benefits	193,198	151,508
Communications and market data	11,181	10,456
Travel and promotion	11,723	8,836
Rent and occupancy	6,614	5,561
Depreciation and amortization	7,922	5,227
Professional fees	5,012	3,569
Clearing fees	11,202	7,529
Interest	3,085	1,849
Other expenses	7,086	4,649
Contract costs	6	—
Total expenses	257,029	199,184

INCOME BEFORE PROVISION FOR
INCOME TAXES	57,571	41,133

PROVISION FOR INCOME TAX	21,589	16,453

NET INCOME	$35,982	$24,680

Basic earnings per share	$0.31	$0.21
Diluted earnings per share	$0.30	$0.21

Weighted average shares outstanding - basic	117,736,242	115,176,794

Weighted average shares outstanding - diluted	119,975,020	118,111,251

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income

As a Percentage of Total Revenues

	Three Months Ended
	March 31,
	2008	2007
REVENUES:
Brokerage revenues:
Agency commissions	76.0%	76.8%
Principal transactions	18.8%	20.1%
Total brokerage revenues	94.8%	96.9%
Analytics and market data	3.6%	2.2%
Contract revenue	0.0%	0.0%
Interest income	0.9%	0.9%
Other income	0.8%	0.0%
Total revenues	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	61.4%	63.0%
Communications and market data	3.6%	4.4%
Travel and promotion	3.7%	3.7%
Rent and occupancy	2.1%	2.3%
Depreciation and amortization	2.5%	2.2%
Professional fees	1.6%	1.5%
Clearing fees	3.6%	3.1%
Interest	1.0%	0.8%
Other expenses	2.3%	1.9%
Contract costs	0.0%	0.0%
Lease termination costs to affiliate	0.0%	0.0%
Total expenses	81.7%	82.9%

INCOME BEFORE PROVISION FOR
INCOME TAXES	18.3%	17.1%

PROVISION FOR INCOME TAX	6.9%	6.8%

NET INCOME	11.4%	10.3%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2008	2007

Brokerage Revenues by Product Categories:
Credit	$110,695	$84,811
Financial	52,020	45,001
Equity	78,716	56,383
Commodity	56,752	46,707

Total brokerage revenues	$298,183	$232,902

Brokerage Revenues by Geographic Region:
North America	$119,456	$107,199
Europe	149,551	107,497
Asia-Pacific	29,176	18,206

Total brokerage revenues	$298,183	$232,902

	March 31,	December 31,
	2008	2007

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$268,160	$240,393
Total assets (1)	1,237,524	975,814
Total debt, including current portion	246,498	55,291
Stockholders’ equity	467,560	452,193

Selected Statistical Data:
Brokerage personnel headcount (2)	1,048	1,037
Employees	1,734	1,599
Broker productivity for the period (3)	$283	$226

(1)

Total assets include receivables from brokers, dealers and clearing organizations of $342.2 million and $317.8 million at March 31, 2008 and December 31, 2007, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)	Brokerage personnel headcount includes brokers, trainees and clerks.

(3)	Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except per share data)

	Three Months Ended March 31,
	2008	2007

Total Revenues	$314,600	$240,317

GAAP expenses	257,029	199,184
Non-operating adjustments:
Amortization of intangibles	(1,164)	(1,024)
Duplicate rent	(849)	—
Accelerated depreciation	(1,365)	—
Total (a)	(3,378)	(1,024)
Non-GAAP operating expenses	253,651	198,160

GAAP income before income tax provision	57,571	41,133
Sum of reconciling items = (a)	3,378	1,024
Non-GAAP income before income tax provision	60,949	42,157

GAAP income tax provision	21,589	16,453
Income tax benefit on non-operating loss (b)	1,267	410
Non-GAAP income tax provision	22,856	16,863

GAAP net income	35,982	24,680
Sum of reconciling items = (a) - (b)	2,111	614
Non-GAAP net income	$38,093	$25,294

GAAP basic net income per share	$0.31	$0.21
Basic non-operating income per share	$0.01	$0.01
Non-GAAP basic net income per share	$0.32	$0.22

GAAP diluted net income per share	$0.30	$0.21
Diluted non-operating income per share	$0.02	$0.00
Non-GAAP diluted net income per share	$0.32	$0.21